DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


CONSOLIDATED BALANCE SHEETS(UNAUDITED)
MARCH 31, 1999 AND DECEMBER 31, 1998

                                         March 31,      December 31,
                                            1999             1998
ASSETS

CASH AND CASH EQUIVALENTS                $  661,044       $  633,690
PROPERTY, NET                             6,098,226        6,245,163

OTHER ASSETS                                 49,077           45,536

TOTAL                                    $6,808,347       $6,924,389

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  736,639       $  727,790

MINORITY INTEREST IN
  REAL ESTATE JOINT VENTURE                 255,840          262,591


PARTNERS' EQUITY (DEFICIT):
     General Partners                       (79,282)         (78,101)
     Limited Partners                     5,895,150        6,012,109

  Total partners' equity                  5,815,868        5,934,008

TOTAL                                    $6,808,347       $6,924,389


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998


                                         March 31,       March 31,
                                           1999             1998
REVENUES:

Rental Income                            $  705,837       $  657,528
Interest                                      2,506            2,334
     Total revenues                         708,343          659,862

EXPENSES:

Operating                                   418,452          338,805
General and administrative                   72,352           74,854
     Total expenses                         490,804          413,659

INCOME BEFORE MINORITY INTEREST
   IN INCOME OF REAL ESTATE
   JOINT VENTURE                            217,539          246,203

MINORITY INTEREST IN INCOME
   OF REAL ESTATE JOINT VENTURE              25,649           24,788

NET INCOME                               $  191,890       $  221,415


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  189,971       $  219,201
    General partners                          1,919            2,214

TOTAL                                    $  191,890       $  221,415

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.19       $     7.14


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693           30,693

See accompanying notes to consolidated financial statements(unaudited).


CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
BALANCE, JANUARY 1, 1998            ($  73,905)     $6,427,489   $6,353,584

NET INCOME                               2,214         219,201      221,415
DISTRIBUTIONS                           (3,100)       (306,930)    (310,030)

BALANCE, MARCH 31, 1998               ($74,791)     $6,339,760   $6,264,969

BALANCE, JANUARY 1, 1999              ($78,101)     $6,012,109   $5,934,008

NET INCOME                               1,919         189,971      191,890
DISTRIBUTIONS                           (3,100)       (306,930)    (310,030)

BALANCE, MARCH 31, 1999               ($79,282)     $5,895,150   $5,815,868


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                       March 31,          March 31,
                                         1999               1998

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 191,890          $ 221,415

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        146,937            146,937
     Loss on disposal of
       property and equipment                  0                147
     Minority interest in income
       real estate joint venture          25,649             24,788
     Changes in assets and
      	liabilities:
     Increase in other assets             (3,541)           (14,743)
     Increase in liabilities               8,849             18,544
Net cash provided by
  operating activities                   369,784            397,088

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (310,030)          (310,030)
     Distributions paid to minority
       interest in real estate
       joint venture                     (32,400)           (32,699)
Net cash used in
         financing activities           (342,430)          (342,729)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                       27,354             54,359

CASH AND CASH EQUIVALENTS:

     At beginning of period              633,690            496,565
     At end of period                  $ 661,044          $ 550,924


See accompanying notes to consolidated financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 30,693 limited partnership units.


The accompanying consolidated financial information as of March 31, 1999 and for the periods ended March 31, 1999, and 1998 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of March 31, 1999, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and equipment                10,975,901
        Total                                  13,705,691
        Less: Accumulated Depreciation        ( 7,607,465)
        Property - Net                       $  6,098,226

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.